Exhibit 10.4

LICENSE AGREEMENT

LICENSE AGREEMENT, dated as of September 11, 2024, between Princeton 202 Associates Limited Partnership, a New Jersey limited partnership, with offices c/o Boston Properties at 101 Carnegie Center, Suite 104, Princeton, New Jersey 08540 (the “Licensor”), and Y-mAbs Therapeutics, Inc., a Delaware corporation, with its principal office at 230 Park Avenue, Suite 3350, New York, New York 10169 (“Licensee”)

WHEREAS, the Licensee signed a lease (the “Lease”) for 10,817 square feet of gross rentable floor space on the third floor of 202 Carnegie Center (the “Leased Premises”); and

WHEREAS, while Licensor is completing the fitout of the Leased Premises (as that term is defined in the Lease), Licensor has agreed to grant to Licensee this License for 5,040 square feet on the third floor of 202 Carnegie Center (the “Building”), in its “AS IS” condition for temporary space for Licensee’s business operations until the Leased Premises is ready for occupancy; and

WHEREAS, the Licensor is amenable to temporarily license space to the Licensor upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the mutual promises herein contained, Licensor and the Licensee hereby agree as follows:

1 Definitions. Certain terms and phrases used in this Agreement (generally those whose first letters are capitalized) as used in this Agreement, shall have the respective meanings assigned or referred to herein.

2 License of the Licensed Premises.

2.1 The Licensor shall, and hereby does, grant a temporary license to the Licensee of, and the Licensee shall, and hereby does, accept and license from the Licensor, the Licensed Premises during the Term for occupancy by Licensee for its business operations.  The Licensed Premises consists of 5,040 gross rentable floor space on the third floor of the Building, as shown on Exhibit A attached hereto and identified as Suite/Unit 304 (the “Licensed Premises”) for the period commencing on the execution of this License (the “License Period Commencement Date”) and ending on seven (7) days after the Licensor gives notice to the Licensee of the Substantial Completion Date for the Leased Premises, as said term is defined in the Lease.  Notwithstanding the foregoing, Licensee acknowledges and agrees that this license if freely revocable by Licensor.  In the event Licensor needs to terminate this license agreement, Licensor shall use commercially reasonable efforts to find alternative licensed premises within Carnegie Center for Licensee.

3 Preparation of the Licensed Premises.

3.1 The Licensee shall accept the Licensed Premises on the License Period Commencement Date in its then “AS IS” condition. The Licensor shall have no obligation to prepare the Licensed Premises for the Licensee.

4 License Fees.  The License Fee shall be $0.00 per month.  In the event the Licensee fails to sign the Lease or fails to vacate the Licensed Premises, the Licensee shall be liable to the Licensor for any License Fee payments accrued from the Commencement Date of the License and for a holdover charge of double the License Fee for each month the Licensee remains in occupancy after the termination of the License. In any case, Licensee shall pay for electric charges and janitorial charges for the Licensed Premises consistent with the terms set forth in the Lease during the License Term.

5 Conditions to License.  In consideration for the Licensor licensing to the Licensee the Licensed Premises, the Licensee hereby agrees as follows:

5.1 The Licensee shall maintain in full force on or before the earlier of (i) the date on which the Licensee, or the Licensee’s employees, contractors or invitees, first enters the Licensed Premises for any reason, or (ii) the Licensed Period Commencement Date, and thereafter throughout and until the end of the License Period, and after the end of the License Period for so long after the end of the License Period as the Licensee or anyone acting by, through or under the Licensee is in occupancy of the Licensed Premises or any portion thereafter, (a) a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage.  Such insurance shall include contractual liability coverage, specifically covering but not limited to the insurable indemnification obligations undertaken by the Licensee in this Agreement. The minimum limits of liability of such insurance shall be $3,000,000 per occurrence; (b) worker's compensation insurance; and (c) employer's liability insurance.  Such worker's compensation insurance shall carry minimum limits as defined by New Jersey law (as the same may be amended from time to time).  Such employer's liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee. To the fullest extent permitted by law, the commercial general liability carried by the Licensee pursuant to this Agreement, shall name the Licensor, the Licensor's managing agent, and such other persons as the Licensor may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Agreement or the operations of the Licensor (collectively “Additional Insureds”). On or before the earlier of (i) the date on which the Licensee, or the Licensee’s employees, contractors or invitees, first enters the Licensed Premises for any reason, or (ii) the Licensed Period Commencement Date, the Licensee shall furnish the Licensor with certificates evidencing the insurance coverage required by this Agreement, and renewal certificates shall be furnished to the Licensor no later than ten (10) days after the expiration date of each policy for which a certificate was furnished.

5.2 Prior to the expiration of the License Period, or within three (3) business days after notice given at any time by Licensor in the event that the Licensee violates any of the terms of this Agreement or upon fifteen (15) days notice in the Licensor’s sole discretion, the Licensee shall surrender the Licensed Premises, and remove from the Licensed Premises all of its personal property; make any repairs required by such removal, clean the Licensed Premises, leave the Licensed Premises in as good order and condition as it was upon the commencement of the License Period; leave the Furniture in the Licensed Premises in good condition, reasonable wear and use excepted, and return to Licensor all copies of any keys or access cards to the Licensed Premises.  The Licensee shall not install any cabling, hardware and equipment in the ceiling plenum spaces, and/or conceal same in wall cavities, nor shall the Licensee install any movable wall systems or partition office furniture and IT and telecommunications systems or make alterations, improvements or other modifications to the Licensed Premises, except as expressly consented to by Landlord and removed in accordance with this Section 5.2.  In the event Licensor needs to terminate this license agreement, Licensor shall use commercially reasonable efforts to find alternative licensed premises within Carnegie Center for Licensee.

5.3 The Licensee shall indemnify Licensor against any and all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limiting the generality of the foregoing, expenses of investigation, defense and enforcement thereof or the obligation set forth in this subsection 5.3, including, without limiting the generality of the foregoing, attorneys' fees, imposed on or incurred by Licensor arising out of:

5.3.1 the failure of the Licensee to surrender the Licensed Premises and comply with all other obligations set forth in subsection 5.2 of this Agreement prior to the expiration of the License Period;

5.3.2 any negligence or intentional act on the part of the Licensee or any of its employees, other agents, contractors, etc.;

5.3.3 any accident, injury or damage to any person or property occurring in or about the Licensed Premises which is not caused by Licensor’s negligence or intentional act;

5.3.4 any accident, injury or damage whatsoever occurring outside the Licensed Premises but within the Building, within the Common Facilities, on the Property or within the Carnegie Center Complex, where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of the Licensee or any of its employees, other agents, contractors, etc.; or

5.3.5 the imposition of any construction, mechanic's, materialman's or other lien on the Building or the Licensed Premises or any portion of any of the foregoing, or the filing of any notice of intention to obtain any such lien.

5.4 Payment of indemnification claims by the Licensee to Licensor shall be due upon Licensor giving notice thereof to the Licensee.

6 Access. The Licensor shall have the rights of entry and access to the Licensed Premises to perform any other alterations, improvements and modifications to the Licensed Premises, repairs and maintenance, operate the Building, cleaning, conduct inspections and for the purpose of showing the Licensed Premises to prospective tenants thereof.

7 Options. The Licensee shall not have any option or optional right to renew or extend the License Period.

8 Alterations, Improvements and Other Modifications by the Licensee.  The Licensee shall not make any alterations, improvements or other modifications to the Licensed Premises without the prior written consent of the Licensor.

9 Assignment or Subletting by Licensee.

9.1 The Licensee shall not:

9.1.1 assign, or purport to assign, this Agreement or any of the Licensee's rights hereunder;

9.1.2 sublicense, or purport to sublicense, the Licensed Premises or any portion thereof;

9.1.3 sublicense, or purport to sublicense, the use or occupancy of the Licensed Premises or any portion thereof;

9.1.4 otherwise transfer, or attempt to transfer any interest including, without limiting the generality of the foregoing, a mortgage, pledge or security interest, in this Agreement, the Licensed Premises or the right to the use and occupancy of the Licensed Premises; or

9.1.5 indirectly accomplish, or permit or suffer the accomplishment of, any of the foregoing by merger or consolidation with another entity, by acquisition or disposition of assets or liabilities outside the ordinary course of the Licensee's business or by acquisition or disposition, by the Licensee's equity owners or subordinated creditors, of any of their respective interests in the Licensee.

9.2 Any action taken by the Licensee in violation of subsection 9.1 of this Agreement shall be void ab initio.

9.3 The requirements of this Section 9 do not apply in the event of a Change of Control.  “Change of Control” means, the (a) consolidation or merger of a Party with or into any person or entity, including by operation of law; (b) sale, transfer or other disposition of all or substantially all of the assets of the Party’s business related to the subject matter of this Agreement; or (c) acquisition by any person or entity, or group of persons or entities acting in concert, of beneficial ownership of fifty point one percent (50.1%) or more of the outstanding voting securities or interests of a Party.

10 Relationship Between Parties.  The relationship between the parties under this Agreement with respect to the Licensed Premises shall be as licensor and licensee. Nothing herein shall be construed to create a landlord and tenant relationship between the parties with respect to the Licensed Premises.

11 Default.  In the event of a breach of or default under this Agreement, the Licensor shall have the rights and remedies under law or in equity, and to receive all legal expenses, including without limiting the generality of the foregoing, attorneys' fees incurred in connection with pursuing any of the Licensor's rights and remedies, including indemnification rights and remedies.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

LICENSOR:

PRINCETON 202 ASSOCIATES LIMITED PARTNERSHIP, a New Jersey limited partnership

BY: BP III LLC, a Delaware limited liability company, its general partner

BY: BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its managing member

BY: BXP, Inc., a Delaware corporation, its general partner

BY: /s/ John K. Brandbergh

Name: John K. Brandbergh

Title: SVP Leasing

September 11, 2024

LICENSEE:

Y-mAbs Therapeutics, Inc., a Delaware corporation

By: /s/ Michael Rossi

Name: Michael Rossi

Title: President & CEO

September 12, 2024

Y-mAbs Therapeutics, Inc., a Delaware corporation

By: /s/ Peter Pfreundschuh

Name: Peter Pfreundschuh

Title: Chief Financial Officer

September 11, 2024

EXHIBIT A

KEY PLAN

1/16"=1'-0"

0 8' 16' 32'

NORTH

FLOOR 3 - SUITE +/- 5,040 RSF

bxp Boston Properties

202 CARNEGIE CENTER
PRINCETON, NJ

WARE MALCOMB

PRI20-6002-02
04/21/20

SHEET
M1

1